The L. S. Starrett Company Reports Fiscal 2012 Fourth Quarter and Full Year Results

ATHOL, MASSACHUSETTS U.S.A. (September 12, 2012) (BUSINESS WIRE) – The L. S. Starrett Company today reported fiscal 2012 fourth quarter and full year financial results for the periods ended June 30, 2012.

Annual Highlights

➢	Revenues of $260 million were the second highest in the history of the Company
➢	Non-GAAP fiscal 2012 earnings, which were adjusted to exclude a pension adjustment, were $10.0 million or $1.48 per share compared to GAAP earnings of $6.8 million or $1.02 per share in fiscal 2011
➢	GAAP fiscal 2012 earnings, including the pension adjustment, were $0.9 million or $0.13 per share
➢	A $15.2 million non-cash pension adjustment was recorded in the fourth quarter of fiscal 2012.

“Our Company had a strong year with growth in revenue and operating income in both the North American and International markets,” said President and CEO Douglas Starrett.

The table below illustrates the impact of the non-cash pension adjustment in the fourth quarter and full year.

				$(Millions)
	Fourth Quarter				Annual

	FY2012	Pension	FY2012	FY2011	FY2012	Pension	FY2012	FY2011
	GAAP	Adj	Non-GAAP	GAAP	GAAP	Adj	Non-GAAP	GAAP
Net Sales	$70.0		$70.0	$71.20	$260.1		$260.1	$244.8

Gross Margin	13.0	$12.0	25.0	23.7	78.1	$12.0	90.1	81.8
% of Sales	18.6%		35.7%	33.3%	30.0%		34.6%	33.4%

S, G & A Expenses	22.7	3.2	19.5	19.5	79.9	3.2	76.7	70.8

Net Earnings (Loss)	($4.6)	$9.1	$4.5	$1.5	$0.9	$9.1	$10.0	$6.8
Earnings (loss) per share	($0.68)	$1.35	$0.67	$0.23	$0.13	$1.35	$1.48	$1.02

Solid revenue growth continued in fiscal 2012 as sales increased $15.3 million or 6.3% over a strong fiscal 2011.  The Company was not immune to the financial volatility of the past twelve months as lower long-term interest rates driven by Federal Reserve policy led to the discount rate falling to historic lows.  As a result, the Company recognized a significantly higher pension liability, and a $17.2 million non-cash annual pension expense, including a $15.2 million pension adjustment, recorded in the fourth quarter of fiscal 2012.  The eight fold increase in normal pension expense negatively impacted gross margin and selling, general and administrative expenses and was the prime driver in the net loss for the fourth quarter and the small profit results for the year.

Net sales in North America increased $9.4 million or 8% from $119.7 million in fiscal 2011 to $129.1 million in fiscal 2012. International sales increased $5.9 million or 5% from $125.1 million in fiscal 2011 to $131.0 million in fiscal 2012.

About L. S. Starrett

Founded in 1880 by Laroy S. Starrett and incorporated in 1929, the Company is engaged in the business of manufacturing over 5,000 different products for industrial, professional and consumer markets. As a global manufacturer with major subsidiaries in Brazil (1956), Scotland (1958) and China (1997), the Company offers its broad array of products to the market through multiple channels of distribution throughout the world. The Company’s products include precision tools, electronic gages, gage blocks, non-contact optical, vision and laser measurement systems, custom engineered granite solutions, tape measures, levels, chalk products, squares, band saw blades, hole saws, hacksaw blades, jig saw blades, reciprocating saw blades, M1® lubricant and precision ground flat stock.

Cautionary Statement Concerning Non-GAAP Statements

This press release contains non-GAAP statements regarding the impact of a non-cash pension expense adjustment in the Company’s fourth quarter and full year results.